EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Karl Plath or Woody Wallace
706-645-1391	847-296-4200
bjohnson@charterbank.net	kplath@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL CORPORATION

ANNOUNCES SECOND-QUARTER EARNINGS

WEST POINT, Georgia, April 28, 2003—Charter Financial Corporation (Nasdaq: CHFN) today announced net income for the second quarter ended March 31, 2003, was $164,309, or one cent per share, compared with $798,970, or four cents per share, a year earlier. Net income for the first six months totaled $662,960, or three cents per share, compared with $1.5 million, or eight cents per share, for the six months of the prior year.

“As we projected, low interest rates are maintaining pressure on our net interest margin,” said Robert L. Johnson, president and chief executive officer. “The nationwide phenomena of high mortgage refinance volumes has compressed our net interest income by pushing loan and investment yields down against the long-term fixed-rate components of our funding. The increased cost of amortizing mortgage security purchase premiums more quickly, due to shorter-than-expected lives of mortgage securities, has also lowered yields. The long-term fixed-rate funding components will continue to be a drag on net interest income for some time.

“Although net income is not currently where we want it to be, we are continuing to deliver on our strategy of growing our retail franchise. In addition, our capital base continues to rank among the strongest in the country for a bank our size and the credit quality of our loan portfolio has held up despite problems in the local economy,” Johnson noted.

The February purchase of Eagle Bank in the growing Auburn-Opelika market, combined with gains at Charter’s existing Auburn location, brought the bank from 11th in deposit market share to 7th. It is within one percentage point of jumping ahead to fourth.

“We believe the Eagle Bank acquisition will spur continued growth in the Auburn-Opelika area,” Johnson said. “Overall, core deposits increased substantially to $95.6 million at March 31, 2003, from $69.5 million at September 30, 2002. During the same six-month period, the number of core accounts increased by 3,334, or 26 percent. We picked up 2,031 of these from the Eagle Bank acquisition.”

At March 31, 2003, the company had assets of $974.1 million, loans of $259.4 million, retail deposits of $233.2 million and equity of $236.8 million. The Eagle Bank acquisition added approximately $63.8 million to total assets, $53.2 million to loans and $60.7 million to retail deposits.

During the second quarter, Charter Financial’s net interest income increased to $3.7 million from $3.5 million a year earlier. Noninterest income rose to $1.09 million from $1.04 million, primarily the result of higher fees on deposit accounts and other noninterest income. Noninterest expense was $4.6 million for the quarter ended March 31, 2003, compared with $3.6 million in the year-earlier quarter. Compensation and benefits expense increased from $1.8 million to $2.6 million with stock-based benefits accounting for $348,000 of the increase. During the six months, Charter Financial’s net interest income remained flat at $7.2 million for both periods. Noninterest income declined to $2.2 million from $2.3 million, due to $279,000 less in income on an equity investment in the current period. Noninterest expense was $8.7 million for the six month period ended March 31, 2003, compared with $7.5 million in the year-earlier period.

“Overall, we believe our strategy for creating shareholder value is sound and intact. We’re building growth momentum in the CharterBank retail franchise by attracting core deposits that create fee income and are a stable funding source. Our substantial capital base, which includes a large investment in Freddie Mac stock, represents an outstanding opportunity for the company and the shareholders,” Johnson said. “We continue to believe in Freddie Mac’s ability to execute its business plan, increase earnings, pay meaningful cash dividends and grow its shareholder value. We will continue to review this policy as conditions warrant.”

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed reorganization into a mutual holding company structure and related initial public offering of the company’s common stock. On a consolidated basis, Charter Financial Corporation owns 4.66 million shares of Freddie Mac common stock with an unrealized gain of approximately $240.9 million at March 31, 2003. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Selected Financial Data

(in thousands except share data)

	At March 31, 2003	At September 30, 2002
	Unaudited
Total Assets	$974,141	$982,561
Loans Receivable, net	259,449	208,654
Mortgage Securities Available for Sale	403,098	455,940
Freddie Mac Common Stock	247,181	260,214
Other Investment Securities	9,016	12,059
Retail Deposits	233,207	173,078
Core Deposits	95,557	69,480
Total Deposits	277,482	210,746
Deferred Income Taxes	91,488	96,040
Borrowings	351,493	410,963
Realized Stockholders Equity*	87,208	93,205
Accumulated Other Comprehensive Income	149,576	155,961
Total Equity	236,784	249,166
Minority Shares Outstanding	3,765,902	3,963,481
Total Shares Outstanding	19,623,826	19,821,405

*  Includes Common Stock, Treasury Stock, Additional Paid-In Capital, Retained Earnings and Unearned Compensation.

Selected Operating Data

(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
	Unaudited		Unaudited
Total Interest Income	$8,384	$8,861	$16,967	$18,403
Total Interest Expense	4,712	5,331	9,733	11,050
Net Interest Income	3,672	3,530	7,234	7,353
Provision for Loan Losses	0	25	0	175
Net Interest Income after Provision for Loan Losses	3,672	3,505	7,234	7,178
Noninterest Income	1,088	1,039	2,229	2,270
Noninterest Expense	4,560	3,565	8,699	7,529
Income before Income Taxes	200	979	764	1,919
Income Tax Expense	36	180	101	388
Net Income	164	799	663	1,531

Earnings per Share	$0.01	$0.04	$0.03	$0.08

	Quarter Ended March 31,
Performance Ratios:	2003	2002
	Unaudited
Return on Realized Equity	0.74%	3.52%
Return on Realized Assets	0.10%	0.50%
Return on Equity	0.26%	1.17%
Return on Assets	0.07%	0.34%
Loan Loss reserve as a % of Nonperforming assets	147.81%	131.81%
Nonperforming assets to total assets	0.51%	0.42%
Bank Core Capital Ratio	9.38%	11.04%